OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200

                                  July 24, 1996






Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

                  Re:      GST Telecommunications, Inc. -
                           REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

         Reference is made to the Registration Statement on Form S-3 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by GST Telecommunications, Inc., a federally chartered Canadian corporation (the "Company"). The Registration Statement relates to an aggregate of 678,225 Common Shares, without par value, of the Company (the "Shares") that were or will be issued by the Company (i) pursuant to various agreements (the "Agreements") and (ii) upon exercise of certain warrants (the "Warrants").

         We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Articles of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and shareholders of the Company and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, we are of the opinion that the Shares have been, or will be, when issued and paid for in accordance with the terms of the Agreements or the Warrants, as the

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Securities and Exchange Commission
July 24, 1996
Page -2-

case may be, duly and validly issued, fully paid and non- assessable.

         We are members of the Bar of the State of New York and, except as stated below, we express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. With respect to the opinion set forth above, we have relied exclusively upon the opinion of O'Neill & Company, an association of independent law corporations, Vancouver, British Columbia.

         We advise you that Stephen Irwin, the Vice Chairman of the Board and Secretary of the Company, is of counsel to this firm. Mr. Irwin owns 61,345 Common Shares of the Company and holds options and warrants to purchase an aggregate of 615,000 Shares, the resale of 415,000 of which Shares is being registered pursuant to the Registration Statement. In addition, other attorneys of this firm hold options to purchase Common Shares.

         We consent to the reference to this firm under the caption "Legal Matters" in the Prospectus.



                                     Very truly yours,



                                     /s/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                     --------------------------------------
                                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP